EXHIBIT 99.1

NEWS RELEASE

Contact:                       Scott A. McCurdy
         Senior Vice President and CFO
  Geokinetics Inc.
(713) 850-7600

GEOKINETICS REPORTS FIRST QUARTER 2010
FINANCIAL RESULTS

HOUSTON, TEXAS – May 6, 2010 – Geokinetics Inc. (NYSE Amex: GOK) today announced its financial results for the first quarter ended March 31, 2010.

Highlights for the three months ended March 31, 2010:
•	First quarter revenues decreased 28.0% to $105.7 million from $146.9 million in the first quarter of 2009.
•
Excluding $1.5 million of one-time transaction costs associated with the acquisition of the onshore seismic acquisition and multi-client data library business of Petroleum Geo-Services ASA (“PGS Onshore”), EBITDA (a non-GAAP financial measurement, defined below) was $3.3 million compared to $25.4 million in the same period in 2009.

•
Reported a loss applicable to common stockholders of ($32.0) million, or ($1.89) per share.  Excluding one-time costs associated with the PGS Onshore acquisition of $4.0 million, or $0.24 per share after tax, the Company reported adjusted loss per share of ($1.65).

•
Backlog increased to $427.6 million as of March 31, 2010, of which $336.8 million is for international projects and $90.8 million for North American projects.  On a pro-forma basis with PGS Onshore, total backlog as of December 31, 2009 was $378.2 million, of which $289.2 million was for international projects and $89.0 million for North American (excluding Mexico) projects.

Richard F. Miles, President and Chief Executive Officer, stated, “We were clearly disappointed with our financial results as the first quarter of this year remained challenging.  We experienced very low utilization on all of our crews, which negatively impacted our results. In addition, our OBC crew was not utilized for most of the quarter, and we performed minimal transition zone work.   We continued to be affected by the significant decline in activity levels in North America that occurred during the second half of last year, both in data acquisition and processing, as well as by a very competitive pricing environment.

“Our first quarter results were also adversely impacted by continued delays in contract awards.  Several international projects, which we had expected to be awarded for the past several quarters, continue to be delayed by our customers due to 2010 budget uncertainties.  However, we were awarded approximately $80 million in three shallow water OBC projects during the first quarter and are starting to experience an increase in the demand for our services. .  One of these three projects has started, while the other two should start in the third quarter, likely requiring a second OBC crew.  We believe two of the projects have prospects for extension after the completion of the first phase.

“We continue to see numerous tangible opportunities for our services, both in Latin America and in Australia, with many of these in areas where Geokinetics is particularly strong, such as the shallow water OBC and transition zone markets. There is also large demand for multi-client work in several of the shale plays in the U.S.  Many of these are large projects that could provide us with substantial backlog and long-term visibility.  However, as we have mentioned previously, in this slowly improving environment, our customers are taking longer than in previous cycles to award projects.  As a result, we do not expect several of these projects to start until the third quarter.  Therefore, we expect our second quarter results to be further impacted by idle time and mobilizations associated with the new work, especially in the international markets, and by continued pricing pressures in North America.

“The integration of PGS Onshore is proceeding well and remains mostly on track both from a timing and budget standpoint. We remain confident in our ability to reduce annual costs by the previously discussed $10 million, and should start seeing the impact of those cost reductions in the third quarter of this year.

“Despite an expected disappointing first half of 2010, bid activity has been steadily increasing since the beginning of 2010. We remain optimistic that as customer confidence returns, we will continue to see significant awards, which would allow for increased utilization of our crews and improved operating margins in the second half of the year.  Based on the recent increase in bids submitted and the expected awards of several international projects, we expect our 2010 financial results to be substantially stronger in the second half of the year.  Should some of the expected job awards not materialize in the very near future we have cost reduction plans in place that will mitigate the lower utilization rate and help preserve margins and retain liquidity.”

First Quarter 2010 Results
Total revenues in the first quarter of 2010 decreased 28.0% to $105.7 million from $146.9 million in the first quarter of 2009.  The decrease in revenues was attributable to very low crew utilization internationally, which included our transition zone crews and our generally highly productive OBC crew, as well as weakness in demand for seismic services in the North American market and a competitive pricing environment.

Direct operating costs decreased by 22.4% to $83.9 million in the first quarter of 2010 compared to the same period of 2009, primarily reflecting lower revenues.  Total expenses declined 7.8% to $123.6 million from $134.0 million, reflecting lower direct operating costs, a 51.0% increase in G&A expenses and a 56.8% increase in depreciation and amortization expense.  G&A expenses totaled $20.1 million during the quarter and included $1.5 million of one-time transaction costs and $1.8 million in integration costs associated with the PGS Onshore acquisition.  The integration costs are anticipated to continue during the second quarter of 2010. Depreciation and amortization expense totaled $19.6 million during the quarter and reflects increases as a result of the addition of the PGS assets and their resulting write-up and $4.3 million of amortization expense related to the Company’s multi-client business in the U.S.

EBITDA for the first quarter of 2010 was $1.8 million, which includes $1.5 million of one-time transaction costs associated with the PGS Onshore acquisition.  Excluding these costs, EBITDA was $3.3 million compared to $25.4 million in the first quarter of 2009.

The Company reported a loss applicable to common stockholders of ($32.0) million, or ($1.89) per share, in the first quarter of 2010 compared to income applicable to common stockholders of $4.0 million, or $0.37 per diluted share, for the same quarter in 2009.  Included in first quarter 2010 results are $4.0 million of one-time costs associated with the PGS Onshore acquisition.  Despite the reported loss before taxes, the Company incurred a tax expense of $0.4 million, primarily related to the Company’s international operations.

Selected First Quarter Segment Data
(All data in millions, except gross margin percentages)

Three Months Ended March 31, 2010:
	Data Acquisition
	North America	International	Data Processing	Consolidated
Revenues	$38.1	$65.1	$2.5	$105.7
Direct Operating Costs	$26.9	$54.5	$2.5	$83.9
Gross Margin %	29%	16%	0%	21%

Three Months Ended March 31, 2009:
	Data Acquisition
	North America	International	Data Processing	Consolidated
Revenues	$35.9	$108.2	$2.8	$146.9
Direct Operating Costs	$28.5	$77.5	$2.2	$108.2
Gross Margin %	21%	28%	21%	26%

Capital Expenditures
If contracts continue to be awarded as the Company expects, capital expenditures for 2010 are currently estimated at approximately $60.9 million, an increase from $38.8 million of capital expenditures in 2009.  Investments will primarily be targeted toward expansion of the Company’s shallow water capabilities, expansion of international operations upon the receipt of contract awards and maintenance capital.  In addition, 2010 multi-client data library investments are anticipated to be approximately $71.5 million and include multi-client investments related to PGS Onshore’s business as well as expansion of the Company’s existing multi-client data library interests.  All of these multi-client investments have pre-funding levels in excess of 90% of their expected costs.

First Quarter Operations Review and Second Quarter 2010 Operational Outlook
The Company is providing this update to assist shareholders in understanding the operations of the Company in the first quarter of 2010 and the operational expectations for the second quarter of 2010.  The crew counts include the operations of PGS Onshore from February 12, 2010 onward.

International
Latin America – Operated two to three crews during the first quarter, with an average of three crews operating in Bolivia, Brazil and Mexico.  The Company expects to operate two to five crews during the second quarter, with an average of three crews operating in Brazil, Mexico, Peru and Trinidad.

EAME – Operated one to three crews during the first quarter, with an average of two and a half crews operating in Angola, Egypt and Libya.  The Company expects to operate two to four crews in the second quarter, with an average of between three and four crews operating in Angola, Cameroon, Gabon and Libya.

Australasia / Far East – Operated one to two crews during the first quarter, with an average of one and a half crews operating in Bangladesh and Malaysia.  The Company expects to operate one to two crews in the second quarter, with an average of one and a half crews operating in Bangladesh and Malaysia.

North America
United States - Operated four to eight crews during the first quarter for an average of five and a half crews.  The Company expects to operate six to nine crews in the second quarter for an average of about seven crews during the second quarter.

The Company continues to expand its multi-client data library through ongoing projects in the Marcellus and Haynesville Shales and expects to maintain four crews on multi-client projects during the second quarter.

Canada - Operated two to three crews during the first quarter for an average of two and a half crews for the quarter.  The Company does not expect to operate any crews in Canada in the second quarter during the spring thawing season.

Backlog
Backlog increased almost $50 million during the first quarter to $427.6 million as of March 31, 2010 compared to $378.2 million on a pro-forma basis as of December 31, 2009 and $416.0 million as of March 31, 2009.  Of the current backlog, approximately $336.8 million, or 79%, is for international business (excluding Canada) with the remaining $90.8 million, or 21%, for North America, of which $74.9 million is attributable to the United States.   Of the Company’s international backlog, approximately $202.5 million, or 60%, is with national oil companies (NOCs) or partnerships including NOCs.  Approximately $84.2 million of the international backlog, or 25%, is in shallow water transition zones and OBC environments.

Conference Call and Webcast Information
Geokinetics has scheduled a conference call for Friday, May 7, 2010, at 11:00 a.m. Eastern Time.  To participate in the conference call, dial (480) 629-9820 for international callers, and (877) 941-8631 for domestic callers a few minutes before the call begins and ask for the Geokinetics conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 21, 2010.  To access the replay, dial (800) 406-7325 for domestic callers or (303) 590-3030 for international callers, in both cases using pass code 4290607#.

The webcast may be accessed online through Geokinetics’ website at www.geokinetics.com in the Investor Relations section.  A webcast archive will also be available at www.geokinetics.com shortly after the call and will be accessible for approximately 90 days.  For more information regarding the conference call, please contact Donna Washburn at DRG&E at 713-529-6600 or email dmw@drg-e.com.

Geokinetics Inc., based in Houston, Texas, is a leading international provider of seismic data acquisition and high-end seismic data processing services to the oil and gas industry.  Geokinetics operates in some of the most challenging locations in the world from mountainous jungles, swamps and surf transition zones and ocean bottom environments. More information about Geokinetics is available at www.geokinetics.com.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All statements, other than statements of historical facts, included in this earnings release that address activities, events or developments that Geokinetics expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include but are not limited to statements about the business outlook for the year, backlog and bid activity, business strategy, related financial performance and statements with respect to future events.  These statements are based on certain assumptions made by Geokinetics based on management's experience and perception of historical trends, industry conditions, market position, future operations, profitability, liquidity, backlog, capital resources and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Geokinetics, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, job delays or cancellations, reductions in oil and gas prices, the continued disruption in worldwide financial markets, impact from severe weather conditions and other important factors that could cause actual results to differ materially from those projected, or backlog not to be completed, as described in the Company's reports filed with the Securities and Exchange Commission. Backlog consists of written orders and estimates of Geokinetics’ services which it believes to be firm, however, in many instances, the contracts are cancelable by customers so Geokinetics may never realize some or all of its backlog which may lead to lower than expected financial performance.

Although Geokinetics believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will be correct.  All of Geokinetics’ forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Geokinetics undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Revenue:
Seismic acquisition	$97,146	$144,092
Multi-client	6,118	—
Data processing	2,484	2,827
Total revenue	105,748	146,919
Expenses:
Seismic acquisition and multi-client	81,404	106,057
Data processing	2,480	2,177
Depreciation and Amortization	19,588	12,496
General and administrative	20,093	13,303
Total Expenses	123,565	134,033
(Loss) gain on disposal of property and equipment	(391)	(193)
Income from operations	(18,208)	12,693
Other income (expenses):
Interest income	168	134
Interest expense	(10,173)	(1,611)
Loss on early redemption of debt	(2,517)	—
Foreign exchange gain (loss)	949	(74)
Other, net	360	50
Total other expenses, net	(11,213)	(1,501)
Income (loss) before income taxes	(29,421)	11,192
Provision for income taxes	445	5,206
Net income (loss)	(29,866)	5,986
Returns to preferred stockholders:
Dividend and accretion costs	2,140	2,027
Income (loss) applicable to common stockholders	$(32,006)$	3,959

Income per common share
Basic	$(1.89)	0.38
Diluted	$(1.89)	0.37

Weighted average common shares outstanding
Basic	16,915	10,470
Diluted	16,915	10,576

Geokinetics Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share amounts)
	March 31,	December 31
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$37,702	$10,176
Restricted cash	3,901	121,837
Accounts receivable, net of allowance for doubtful accounts of $1,167 at December 31, 2009 and $5,110 at March 31, 2010	182,014	143,944
Deferred costs	13,793	14,364
Prepaid expenses and other current assets	21,364	10,488
Total current assets	258,774	300,809
Property and equipment, net	278,367	187,833
Restricted cash to be used for PGS Onshore acquisition	—	183,920
Goodwill	125,781	73,414
Multi-client data library, net	34,325	6,602
Deferred financing costs, net	11,039	10,819
Other assets, net	15,186	8,293
Total assets	$723,472	$771,690

LIABILITIES, MEZZANINE AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt and capital lease obligations	$1,588	$68,256
Accounts payable	48,457	55,390
Accrued liabilities	76,728	61,814
Deferred revenue	16,673	14,081
Income taxes payable	15,583	15,335
Total current liabilities	159,029	214,876
Long-term debt and capital lease obligations, net of current portion	296,616	296,601
Deferred income tax	21,327	6,486
Other long-term liabilities	1,122	—
Mandatorily redeemable preferred stock	32,139	32,104
Total liabilities	510,233	550,067

Commitments & Contingencies
Mezzanine equity:
Preferred stock, Series B Senior Convertible, $10.00 par value; 2,500,000 shares authorized, 290,197 shares issued and outstanding as of December 31, 2009 and 298,347 shares issued and outstanding as of March 31, 2010	73,076	71,245
Stockholders’ equity:
Common stock, $.01 par value; 100,000,000 shares authorized, 15,578,528 shares issued and 15,296,839 shares outstanding as of December 31, 2009 and 17,959,778 shares issued and 19,657,657 shares outstanding as of March 31, 2010	179	156
Additional paid-in capital	243,555	223,927
Accumulated deficit	(103,591)	(73,725)
Accumulated other comprehensive income	20	20
Total stockholders’ equity	140,163	150,378
Total liabilities, mezzanine and stockholders’ equity	$723,472	$771,690

Geokinetics Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2010		2009
OPERATING ACTIVITIES
Net income	$(29,866	) $	5,986
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,588		12,495
Loss on redemption of debt, amortization of deferred financing costs, and accretion of debt discount	3,479		122
Stock-based compensation	603		457
Gain (loss) on sale of assets and insurance claims	391		193
Changes in operating assets and liabilities:
Restricted cash	(1,947)		4,659
Accounts receivable	26,186		(47,366)
Prepaid expenses and other assets	(2,076)		4,142
Accounts payable	(24,655)		7,906
Accrued and other liabilities	(11,510)		11,510
Net cash (used in) provided by operating activities	(19,807)		104
INVESTING ACTIVITIES
Investment in multi-client data library	(5,143)		(1,521)
Acquisition, net of cash acquired	(180,832)		—
Proceeds from disposal of property and equipment and insurance claims	118		123
Purchases and acquisition of property and equipment	(2,058)		(8,431)
Change in restricted cash held for purchase of PGS Onshore	303,803		—
Net cash provided by (used in) investing activities	115,888		(9,829)
FINANCING ACTIVITIES
Proceeds from borrowings	10		54,209
Stock issuance costs	(44)		(13)
Proceeds from stock issuance	1,806		—
Payments of debt issuance costs	(1,790)		—
Payments on capital lease obligations and vendor financings	(23,673)		(11,642)
Payments on debt	(44,864)		(36,061)
Net cash (used in) provided by financing activities	(68,555)		6,493
Net increase (decrease) in cash	27,526		(3,232)
Cash at beginning of period	10,176		13,341
Cash at end of period	$37,702		$10,109

Supplemental disclosures related to cash flows:
Interest paid	$924		$1,589
Taxes paid	$3,049		$1,965
Purchase of equipment under capital lease and vendor financing obligations	$—		$1,503

GAAP Reconciliation

The Company defines EBITDA as Net Income before Taxes, Interest, Other Income (Expense) (including foreign exchange gains/losses, gains/losses on sale of equipment and insurance proceeds, warrant expense and other income/expense), and Depreciation and Amortization.  EBITDA is not a measure of financial performance derived in accordance with Generally Accepted Accounting Principles (GAAP) and should not be considered in isolation or as an alternative to net income as an indication of operating performance.  See below for reconciliation from Income Applicable to Common Stockholders to EBITDA amounts referred to above:

	For the Three Months Ended December 31 (in thousands)
	2010	2009
Net Loss (Income) Applicable to Common Stockholders	$(32,006)	$3,959
Preferred Stock Dividends and Inducements Paid to Restructure Preferred Stock	2,140	2,027
Net (Loss) Income	(29,866)	5,986
Income Tax Expense	445	5,206
Interest Expense, net (including Bridge Loan Commitment Fees)	10,005	1,477
Other Expense (Income) (as defined above)	1,599	217
Depreciation and Amortization	19,588	12,496
EBITDA	$1,771	$25,382